                                                                     Exhibit 4.1

                                                                  EXECUTION COPY

                THIRD AMENDMENT AND WAIVER TO THE LOAN DOCUMENTS

          THIRD AMENDMENT AND WAIVER TO THE LOAN DOCUMENTS, dated as of December 28, 2001 (this "Amendment"), to the Amended and Restated Credit and Guarantee
                ---------
Agreement and other Loan Documents where applicable, dated as of September 29, 2000 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Exide Technologies, a Delaware corporation (the
-----------------
"Company"), the Borrowing Subsidiaries signatories thereto, the Guarantors
--------
signatories thereto, the several lenders from time to time parties thereto (the "Lenders"), Credit Suisse First Boston, as sole book manager (in such capacity,
 -------
the "Book Manager"), Credit Suisse First Boston, as administrative agent (in
     ------------
such capacity, the "Administrative Agent") for the Lenders, and others.
                    --------------------



                             PRELIMINARY STATEMENTS

          (1) Pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers.

          (2) The Credit Agreement has been amended by (i) an Amendment dated as of June 20, 2001 (the "First Amendment"), and (ii) a Second Amendment dated as
                       ---------------
of October 31, 2001 (the "Second Amendment") (the First Amendment, Second
                          ----------------
Amendment, this Amendment and any future amendments as supplemented hereto shall hereinafter be collectively referred to as the "Amendment Documents").
                                                -------------------

          (3) The Borrowers will be unable to comply with the covenants contained in Section 8.1 of the Credit Agreement for FQ3 2002 and FQ4 2002, and have requested that the Required Lenders temporarily waive compliance with such covenants and waive any Defaults or Events of Default as a result of the breach of such covenants through and until April 12, 2002.

          (4) The Lenders are willing to consent to such waivers upon and subject to the terms and conditions hereinafter set forth, notwithstanding any of the provisions contained in the Credit Agreement and the Loan Documents, as amended, supplemented or otherwise modified heretofore.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          Section 1. Defined Terms . Terms defined in the Credit Agreement and
                     -------------
used herein shall have the meanings given to them in the Credit Agreement.

          Section 2. Amendments to Credit Agreement.  On the Effective Date (as
                     ------------------------------
hereinafter defined) the Credit Agreement shall be amended as follows:

          (a) Amendments to Section 1.1.  Section 1.1 of the Credit Agreement
              -------------------------
shall be amended as follows:

                          Third Amendment and Waiver

               (i) The following defined terms, together with the related definitions, shall be added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position:

               "Amendment Documents": the First Amendment, Second Amendment,
                -------------------
          Third Amendment and any future amendments to the Credit Agreement.

               "Business Plan": a business plan for the five-year period
                -------------
          commencing April 1, 2002, in form and format reasonably acceptable to the Administrative Agent, including income statements, balance sheets, cash flow statements and the underlying assumptions (i) by global business unit and (ii) by geographic region (including separate statements for North America, Europe, Australasia and worldwide) and
          (iii) prepared monthly for the first year, quarterly for the second year and annually thereafter.

               "Domestic Collateral": the Collateral now owned or hereafter
                -------------------
          acquired by any Subsidiary of the Company organized under the laws of any jurisdiction within the United States of America.

               "Domestic Subsidiary Collateral Agreement": the Collateral
                ----------------------------------------
          Agreement to be executed and delivered by the Domestic Subsidiaries of the Company other than Dixie Metals Co., Refined Metals Corp., Exide U.S. Funding Corporation and Exide Illinois, Inc. substantially in the form of Exhibit B, as amended, supplemented or otherwise modified from time to time.

               "Domestic Subsidiary Guarantor": each Domestic Subsidiary which
                -----------------------------
          has guaranteed all or any portion of the Domestic Obligations and the Foreign Obligations.

               "DM Notes Limitation Amount": the sum of (a) 20% of
                --------------------------
          "Consolidated Net Tangible Assets" as defined in the DM Note Indenture on the date hereof, less other obligations, liabilities and "Attributable Indebtedness" as defined in the DM Note Indenture that are outstanding on the date such liens and security interests are granted and that would not be permitted to be incurred on such date under Section 7(g) of the DM Note Indenture except pursuant to the first clause of Section 7(g) thereof; (b) the U.S. dollar equivalent of FF115 million, less obligations outstanding on the date such liens and security interests are granted that would not be permitted to be incurred on such date under Section 7(g) of the DM Note Indenture except pursuant to the reference to FF115 million in Section 7(g)(i) thereof and (c) the U.S. dollar equivalent of FF460 million incurred under a revolving credit facility less obligations outstanding on the date such liens and security interests are granted that would not be permitted to be incurred on such date under Section 7(g) of the DM
          Note Indenture except pursuant to Section 7(g)(viii) thereof.

               "Effective Date of the Third Amendment": the "Effective Date" as
                -------------------------------------
          defined in the Third Amendment.

               "First Amendment": the First Amendment dated as of June 20, 2001,
                ---------------
          to the Credit Agreement.

               "Foreign Collateral": any Collateral that is not Domestic
                ------------------
          Collateral.

               "New European Security Documents":  means the security documents
                -------------------------------
          granted by the European Subsidiaries of the Company pursuant to
          Section 7.12 of the Credit Agreement and Schedules V and VI of the Third Amendment.

               "Steering Committee": the group of several Lenders and their
                ------------------
          representatives established for the purpose of acting in the interest and on behalf of all Lenders.

               "Third Amendment": the Third Amendment dated as of December 28,
                ---------------
          2001, to the Credit Agreement.

               "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor
                ---------------------------------
          that is a Wholly Owned Subsidiary of the Company.

               (ii) The definition of "Foreign Subsidiary Guarantor" is amended in its entirety to read as follows:

                     "'Foreign Subsidiary Guarantor': each Foreign Subsidiary
                       ----------------------------
               which has guaranteed all or any portion of the Foreign Obligations.";

               (iii) The definition of "Applicable Margin" is amended in its entirety to read as follows:

                     "'Applicable Margin': (a) with respect to Tranche B Term
                       -----------------
               Loans (unless, in each case, a higher percentage is set forth in the Tranche B Term Loan Supplement), (i) 5.25% for such Loans which are Eurocurrency Loans and (ii) 4.25% for such Loans which are Base Rate Loans, and (b) with respect to Loans under each Facility other than the Tranche B Term Loan Facility, the rate per annum determined pursuant to the pricing grid plus 0.75%.";

               (iv) The definition of "Interest Period" is amended by deleting clauses (a) and (b) and adding new clauses (a) and (b) to the first full paragraph, immediately after the word "Loan," and immediately before paragraph (i), to read as follows:

                     "(a) initially, the period commencing on the borrowing or
               conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one month or one week thereafter, as the case may be, as indicated by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one month or one week thereafter, as the case may be, as indicated by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that,
                                                                  --------
               all of the foregoing provisions relating to Interest Periods are subject to the following:";

               (v) The definition of "Interest Payment Date" is amended in its entirety by adding a new definition to read as follows:

                      "'Interest Payment Date': (a) as to any Base Rate Loan
                        ---------------------
               through and until March 31, 2002, the third Business Day of each month for the period ending on (and including) the last day of the immediately preceding month, and the final maturity date of such Loan, and after March 31, 2002, upon request of the Administrative Agent, the first Business Day of each week, (b) as to any Eurocurrency Loan, the last day of such Interest Period,
               (c) as to any Foreign Alternate Rate Loan, the date or dates determined in good faith by the Administrative Agent (and notified to the Company) as being customary in the relevant jurisdiction for the payment of interest on borrowings utilizing such interest rate basis, and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line
               Loan), the date of any repayment or prepayment made in respect thereof.";

               (vi) The definition of "Reinvestment Notice" is amended by (i) deleting the semicolon immediately before the proviso and replacing it with a period and (ii) deleting the proviso in its entirety.

               (vii) The definition of "ECF Percentage" is amended in its entirety by adding a new definition to read as follows:

                      "'ECF Percentage': 100%.";
                        --------------

               (viii) The definition of "Subsidiary Guarantor" or "Subsidiary Guarantors" is amended in its entirety by adding a new definition to read as follows:

                      "'Subsidiary Guarantor' or 'Subsidiary Guarantors': the
                        --------------------      ---------------------
               individual or collective reference to the Domestic Subsidiary Guarantors and the Foreign Subsidiary Guarantors.";

               (ix) The definition of "DM Agreement" is amended by inserting immediately after the words "DM Agreement" and immediately before the
                                       ------------
          colon, the words "or 'DM Note Indenture'";
                                ------------------

               (x) The definition of "Loan Documents" is amended by inserting immediately after the word "Documents" and immediately before the word "and" a comma and the expression "the Amendment Documents" immediately after such comma;

               (xi) The Credit Agreement is amended by adding immediately after the defined term "Collateral Agreement" wherever it appears in the Credit Agreement the parenthetical "(including the Domestic Subsidiary Collateral Agreement)".

          (b)  Amendments to Section 2.  Section 2 of the Credit Agreement shall
               -----------------------
be amended as follows:

               (i) Section 2.4 shall be amended by deleting the period at the end of paragraph (iii) and replacing it with the word "; and" and adding a new Section 2.4(a)(iv) to read as follows:

                    "(iv)  through and until March 31, 2002, no Borrower shall request and no Revolving Credit Lender shall have any obligation to make any Eurocurrency Loan with an Interest Period longer than one month or with an Interest Period longer than one week if such Interest Period would expire after March 31, 2002, and thereafter, (x) no Borrower shall request and no Revolving Credit Lender shall have any obligation to make any Eurocurrency Loan with an Interest Period longer than one week, and (y) the Administrative Agent shall have the right upon notice to the Company to terminate the Borrowers' permission to obtain Eurocurrency Loans.";

               (ii) Section 2.5 shall be amended by replacing the existing clause (iv) to read as follows:

                    "(iv) in the case of Eurocurrency Loans, the respective
               amounts of each such Type of Loan for the Interest Period therefor, subject to the limitations on Eurocurrency Loans pursuant to Section 2.4(a)(iv).".

          (c)  Amendments to Section 3.  Section 3 of the Credit Agreement shall
               -----------------------
be amended as follows:

               (i) Section 3.2 shall be amended by adding a new Section 3.2(g) after Section 3.2(f) to read as follows:

                    "(g) The Borrowers agree to pay to the Administrative Agent
               (i) for the account of such Lender who executes and delivers the Third Amendment and Waiver to the Loan Documents by December 21, 2001 (provided, that, the Administrative Agent may, in its
                     --------  ----
               discretion, extend this deadline until December 27, 2001 for the benefit of any Lender which is unable to deliver a signature page by December 21, 2001 but which has indicated in writing or electronic mail to the Administrative Agent by December 21, 2001 that it has recommended approval of the Amendment) an amendment fee (the "Amendment Fee") of 0.25% of the Aggregate Exposure of
                         -------------
               each such Lender according to the following schedule: (A) 0.15% of the Aggregate Exposure as of the Effective Date of the Third Amendment of each Lender payable on the Effective Date of the Third Amendment, and (B) 0.10% of the Aggregate Exposure as of the Effective

               Date of the Third Amendment of such Lender payable on January 31, 2002, (ii) the Administrative Agent's fee in the amount of $300,000, payable on the Effective Date of the Third Amendment (the "Administrative Agent's Fee"), and (iii) the collateral
                     --------------------------
               monitoring fee in the amount of $200,000 payable on January 31, 2002 (the "Collateral Monitoring Fee").";
                          -------------------------

               (ii) Section 3.5(b) shall be amended by (A) deleting the parenthetical after the word "thereof" in its entirety, and (B) deleting the existing clause (i) and adding a new clause (i) to read as follows:

                     "(i) the aggregate Net Cash Proceeds of Asset Sales and
               Recovery Events that may be subject to the exclusion from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed (A) $5,000,000 at any one time or (B) $5,000,000 in the aggregate with respect to all Asset Sales and Recovery Events occurring in any fiscal year, provided, further, that upon
                                             --------  -------
               request from the Company, the Administrative Agent, in consultation with the Steering Committee, may agree to increase the amount subject to such exclusion to $10,000,000 at any one time or in the aggregate with respect to all Asset Sales and Recovery Events occurring in any fiscal year, and";

               (iii) Section 3.6(b) shall be amended by:

                     (A) deleting the existing clause (ii) beginning with the word "after" and ending with the word "Facility", and inserting in its place immediately after the clause heading "(ii)" and immediately before the words "and provided, further," "after the Administrative
                                --------  -------
          Agent notifies the Company that Eurocurrency Loans are no longer permitted pursuant to Section 2.4(a)(iv) of the Credit Agreement";

                     (B) deleting the word "month's" immediately before the word "duration" and adding in its place the word "week's" near the end of clause (ii).

               (iv) Section 3.14 shall be amended by (A) deleting the word "or" immediately before clause (c) and adding in its place a comma, (B) adding immediately after the word "thereto" at the end of clause (c) a comma, and (C) adding a new clause (d) immediately after such comma to read as follows:

                     "or (d) other than at the end of the applicable Interest
               Period, the conversion of a Eurocurrency Loan to a Base Rate Loan or a Foreign Alternate Base Rate Loan.";

               (v) Section 3 shall be amended by adding a new Section 3.21 to read as follows:

                    "3.21.  Quantification of Debt for Spanish Court
                            ----------------------------------------
               Proceedings. For the purposes of any proceedings before the Spanish courts under the Loan

               Documents or the Collateral Agreement, the Loan Parties expressly agree that a statement as to any amount due and payable to any Lender from time to time under this Agreement and/or the other Loan Documents or Collateral Agreement which is certified as being correct by the Administrative Agent shall, unless otherwise stated in this Agreement, be evidence of the amount so due and that such amount is in fact due and payable. The Loan Parties, the Lenders and the Agents agree upon the request of the Administrative Agent to execute any further documentation required under Spanish law to evidence that the calculation of the amounts which are due has been carried out in accordance with the terms of this Agreement.

               The Loan Parties shall, upon the request of Administrative Agent and the Subsidiaries, take all such steps and comply with all such formalities as may reasonably be required to perfect or to more fully evidence or assure the effectiveness of the Security Documents and the rights of the Agents and the Lenders from time to time thereunder.".

          (d)  Amendments to Section 7.  Section 7 of the Credit Agreement shall
               -----------------------
be amended as follows:

               (i) Section 7.6 shall be amended by (i) deleting the word "and" immediately before clause (b) and adding a comma, and (ii) deleting the period after the word "quarterly" at the end of such clause (b) and adding a new clause (c) to read as follows:

                     "and (c) in addition to the visits, inspections,
               examinations and discussions permitted pursuant to clause (b), permit the Administrative Agent or any of its representatives to visit any of its properties for such inspections, examinations and discussions of the type described in clause (b) on three other occasions in each calendar year commencing January 1, 2002.";

               (ii) Section 7.7(c) shall be amended by (A) deleting the word "or" immediately before clause (ii) and replacing it with a comma, and
          (B) adding a new clause (iii) to Section 7.7(c) immediately after the word "sought" and immediately before the semicolon to read as follows:

                     "or (iii) in which an amount in excess of $2,500,000 is
               claimed in damages";

               (iii) Section 7.10(c)(ii) shall be amended in its entirety by deleting the existing Section 7.10(c)(ii) and adding a new Section 7.10(c)(ii) to read as follows:

                     "(ii)  in the case of any Domestic Subsidiary, cause such
               Subsidiary (A) to become a party to the Domestic Subsidiary Collateral Agreement and to execute a Domestic Obligations Guarantor Joinder

               Agreement and a Foreign Obligations Guarantor Joinder Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (subject to customary permitted liens and to restrictions imposed by local law or Contractual Obligations of the Company or any of its Subsidiaries) in the Collateral described in the Domestic Subsidiary Collateral Agreement, with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Domestic Subsidiary Collateral Agreement or by law or as may be requested by the Administrative Agent;";

               (iv) A new Section 7.12 shall be added to read as follows:

                    "7.12.  Foreign Collateral and Guarantees.  (a) Cause to be
                            ---------------------------------
               granted to the Administrative Agent on behalf of the Lenders, within 30 days of a request of the Required Lenders (to be communicated through the Administrative Agent), perfected first-priority security interests (subject to customary permitted liens) in all or such portion of the assets and capital stock of Foreign Subsidiaries as may be requested by the Required Lenders, subject to restrictions imposed by local law, Contractual Obligations of the Company or any of its Subsidiaries and, so long as no Event of Default has occurred and is continuing, without unfavorable tax consequences to the Company and its Subsidiaries, (b) upon the request of the Administrative Agent at the cost of the Loan Parties, take (and ensure that their Subsidiaries take) all such steps and comply with all such formalities as may be reasonably required to perfect or to more fully evidence or assure the effectiveness of the Security Documents and the rights of the Agents and the Lenders from time to time thereunder and (c) cause, within 30 days of a request of the Required Lenders (to be communicated through the Administrative Agent), a Foreign Subsidiary to execute a Foreign Obligations Joinder Agreement.

                    Notwithstanding anything to the contrary contained herein, the liens and security interests granted by the New European Security Documents shall not secure the Obligations to the extent the Obligations exceed the DM Notes Limitation Amount, unless effective provision has been made for all of the DM Notes to be directly secured equally and ratably with the Obligation secured. In determining the application of the foregoing limit, nothing shall prevent the Lenders from realizing the security under any New European Security Document in any order that they elect, and the Lenders shall not be obligated to release any proceeds of such realization until such proceeds have been applied in satisfaction of the maximum amount of the Obligations permitted pursuant to the DM Notes Limitation Amount.";

               (v) Section 7 shall be amended by adding a new Section 7.13 to read as follows:

                      "7.13.  Update on Business Plan; Delivery.  (a) Meet with
                              ---------------------------------
               representatives of the Administrative Agent on or about January 15, 2002 and January 31, 2002 to provide an update on the status of the Business Plan and, upon request, provide the information that is being used for the formulation of the Business Plan and
               (b) deliver such Business Plan to the Administrative Agent on or before February 19, 2002 and the Lenders on or before February 28, 2002.";

               (vi) Section 7 shall be amended by adding a new Section 7.14 to read as follows:

                      "7.14.  Cash Management System.  (a) On or before January
                              ----------------------
               31, 2002, modify its cash management system through the implementation of daily sweeps of a substantial majority of its Subsidiaries' excess cash held in the United States and foreign bank accounts (subject to repatriation restrictions and the retention of weekly operating cash needs at each Subsidiary), which amounts shall be held in the United States and foreign accounts at one or more members of the Lender group in a manner that results in a lien or right of setoff in such cash in favor of the Lenders, provided that, once every week, the Company shall
                               --------
               calculate the total aggregate amount of cash on deposit in accounts with banks that are not Lenders in countries other than the United States, the United Kingdom, Germany, France and Portugal (the "Non-Lender Deposits"), and then, unless the
                              -------------------
               Administrative Agent otherwise consents, if the Non-Lender Deposits exceed $15,000,000, within five Business Days the Company shall reduce the Non-Lender Deposits to $15,000,000 by either (A) repaying amounts owing under the Revolving Credit Facility, (B) depositing amounts in an account maintained with a Lender or (C) paying normal operating expenses of the Company and its Subsidiaries, provided, further, that, in no event shall the
                                 --------  -------
               Non-Lender Deposits exceed $25,000,000 at any time; and (b) the Company shall be permitted to provide cash collateral to Lenders to the extent necessary to secure any ACH exposure of a Lender as a cash management bank.";

               (vii) Section 7 shall be amended by adding a new Section 7.15 to read as follows:

                      "7.15.  Excess Cash. (a) Repay amounts owing under the
                              -----------
               Revolving Credit Facility to the extent of any amount that exceeds the Maximum Cash Balance (as defined below) if, for any five consecutive Business Days the total aggregate amount on deposit in all of the deposit accounts of the Company and its Subsidiaries (the "Total Cash Balance") exceeds $35,000,000 (the
                                  ------------------
               "Maximum Cash Balance") (in addition to the mandatory prepayment
                --------------------
               requirements contained in Section 3.5 hereof); and

               (b) if, following the modification of Company's cash management system, there is a continuing and material reduction in the Total Cash Balance, the Company agrees to negotiate in good faith a reduction in the Maximum Cash Balance."

               (viii) Section 7 shall be amended by adding a new Section 7.16 to read as follows:

                      "7.16.  Inventory Report; Backlog Report. (a) Provide a
                              --------------------------------
               monthly report of the value of the inventory of the Company and its Subsidiaries by legal entity (and, as soon as available, by global business unit) and region, and (b) provide a weekly backlog report for the Company and its Domestic Subsidiaries (and, as soon as available, for the Company and all of its Subsidiaries) by global business unit and region."

               (ix) Section 7 shall be amended by adding a new Section 7.17 to read as follows:

                      "Use all reasonable endeavors to obtain any foreign
               exchange control permit which may at any time be required for any Guarantor incorporated under the laws of Poland to assume any liability under this Agreement which it is precluded from assuming until such permit is obtained."

               (x) Section 7 shall be amended by adding a new Section 7.18 to read as follows:

                      "as soon as legally practicable consummate the upstream merger of Hagen Batterie AG and Deutsche Exide GmbH."

               (xi) Section 7 shall be amended by adding a new Section 7.19 to read as follows:

                      "as soon as legally practicable after its constitutive documents have been amended to specifically include the granting of guarantees, Hagen Batterijen BV shall enter into a Foreign Obligations Joinder Agreement to ratify its obligations under the Credit Agreement."

               (xii) Section 7 shall be amended by adding a new Section 7.20 to read as follows:

                      "Centra Spolka Akcyjna shall take all actions necessary to obtain a foreign exchange permit from the National Bank of Poland as soon as practicable in the event such permit is required by the National Bank of Poland."

          (e)  Amendments to Section 8.  Section 8 of the Credit Agreement shall
               -----------------------
be amended as follows:

               (i) Section 8.2(e) shall be amended by adding immediately after the word "hereunder" and immediately before the semicolon a comma and new language immediately after such comma to read as follows:

                     "and in respect of which the Administrative Agent, in
               consultation with the Steering Committee, has provided its prior written consent to the incurrence of any Indebtedness in excess of $5,000,000 pursuant to this Section 8.2(e)";

               (ii) Section 8.2(k) shall be amended by adding immediately after the word "Guarantor" and immediately before the semicolon a new proviso to read as follows:

                     "provided, however, that any Indebtedness in excess of
                      --------
               $5,000,000 incurred pursuant to this Section 8.2(k) is subject to the prior written consent of the Administrative Agent, in consultation with the Steering Committee";

               (iii) Section 8.3 shall be amended by deleting in its entirety paragraph (r) and by relabelling the existing paragraph "(s)" as paragraph "(r)";

               (iv) Section 8.4(c) shall be amended by adding a comma immediately after the word "provided" and adding new language
                                      --------
          immediately after the comma to read as follows:

                     "however, (i) that any such merger or consolidation as
               herein described in this Section 8.4(c) is subject to the prior written consent of the Administrative Agent, in consultation with the Steering Committee, and (ii)";

               (v) Section 8.4(d) shall be amended by adding immediately after the word "hereunder" and immediately before the semicolon new language to read follows:

                     "and provided further, that any such merger, consolidation
                          -------- -------
               or disposal of any or all assets of any Borrowing Subsidiary as herein described in clauses (i) and (ii) is subject to the prior written consent of the Administrative Agent, in consultation with the Steering Committee";

               (vi) Section 8.6 shall be amended by deleting in their entirety paragraphs (b) and (c) and by relabelling the existing paragraph "(d)" as paragraph "(b)";

               (vii) Section 8.7(d) shall be amended by deleting the dollar amount of "$115,000,000" and replacing it with the dollar amount of "$95,000,000";

               (viii) Section 8.8(e) shall be amended by deleting the existing language immediately after the word "provided," and substituting new
                                               --------
          language in its place to read as follows:

                        "that any intercompany loans described in this clause
               (ii) are subject to the prior written consent of the Administrative Agent, in consultation with the Steering Committee, and that the aggregate principal amount of all such loans described in this clause (ii) shall not exceed $10,000,000 at any one time outstanding;";

               (ix) Section 8.8(h) shall be amended by adding immediately after the semicolon at the end of the paragraph new language to read as follows:

                        "and provided, further, that any such Permitted
                             --------  -------
               Acquisitions are subject to the prior written consent of the Administrative Agent, in consultation with the Steering Committee;";

               (x) Section 8.8(j) shall be amended by adding immediately after the number "$25,000,000" a comma and new language immediately after the comma to read as follows:

                        "provided, that any such contributions or other
                         --------
               investments as described in this clause (j) are subject to the prior written consent of the Administrative Agent, in consultation with the Steering Commitee.";

               (xi) Section 8.9(a) shall be amended by (A) deleting the semicolon immediately after the parenthetical, and (B) deleting the proviso in Section 8.9(a) in its entirety, beginning with the word "provided," and ending with the word "time";

               (xii) Section 8.11(c) shall be amended by deleting the proviso and adding immediately after the word "provided," new language to read
                                                 --------
          as follows:

                        "that all of the Net Cash Proceeds from such
               transactions are applied to prepay the Loans in accordance with the provisions of Section 3.5(d), with the exception of Net Cash Proceeds up to $5,000,000 in the aggregate for all such transactions in any fiscal year, and provided, further, that to
                                                    --------  -------
               the extent that the Company has exceeded the amount of $5,000,000 Net Cash Proceeds for all such transactions for the Company's 2002 fiscal year, the Company shall not be required to make prepayments with respect to Net Cash Proceeds received prior to the Effective Date of the Third Amendment.";

               (xiii) Section 8 shall be amended by adding a new Section 8.18 to read as follows:

                        "8.18.  Bank Accounts.  Open any new deposit accounts
                                -------------
               with banks that are not currently Lenders under the Credit Agreement without the prior written consent of the Administrative Agent, in consultation with the Steering Committee.";

               (xiv) Section 8 shall be amended by adding a new Section 8.19 to read as follows:

                      "8.19.  Limitations on Negative Covenants.  (a)
                            ---------------------------------
               Notwithstanding Section 8 above, the provisions of Sections 8.6, 8.7, 8.10, 8.11, 8.12, 8.14 and 8.15 (the "Relevant Restrictive
                                                          --------------------
               Covenants") shall not apply to any Loan Party whose Jurisdiction
               ---------
               is Germany (each a "German Obligor") or any of its Subsidiaries
                                   --------------
               from time to time whose jurisdiction of incorporation or the jurisdiction in which it is resident and has its principal place of business or the jurisdiction in which it owns or leases property or otherwise conducts its business (each a "Relevant
                                                                    --------
               Jurisdiction") is Germany (together with each German Obligor, the
               ------------
               "German Group").
                ------------

               (b) Each German Obligor shall give the Administrative Agent no less than ten Business Days' prior written notice of the intention of it or of its subsidiaries whose Relevant Jurisdiction is Germany to carry out any of the acts or take any of the steps referred to in the Relevant Restrictive Covenants.

               (c) The Administrative Agent shall be entitled within ten Business Days of receipt of the relevant German Obligor's notice under paragraph (b) to request the relevant German Obligor to supply to the Administrative Agent in sufficient copies for the Lenders any relevant information in connection with the proposed action or steps referred to in such notice.

               (d) The Administrative Agent shall notify the relevant German Obligor, within ten Business Days of receipt of the relevant German Obligor's notice under paragraph (b) or if additional information has been requested by the Administrative Agent within the prescribed time, within ten Business Days of receipt of such information, whether the proposed action or steps under paragraph
               (b) is or is not, in the opinion of the Administrative Agent, acting on the instructions of the Majority Facility Lenders likely to have a Material Adverse Effect.

               (e) If the proposed action or steps under paragraph (b) is so considered by the Administrative Agent to have a Material Adverse Effect and the relevant member of the German Group nevertheless takes such action or steps under paragraph (b), the Administrative Agent shall be entitled to take any action permitted under Section 9 (subject to obtaining the consent of the Majority Revolving Credit Facility Lenders or the Required Lenders, where required under that Section).".

          (f)  Amendments to Section 9.  Section 9 of the Credit Agreement shall
               -----------------------
be amended as follows:

               (i) Section 9(a) shall be amended by deleting the word "five" and replacing it with the word "two";

               (ii) Section 9(d) shall be amended by deleting the number "30" and replacing it with the word "ten";

               (iii) Section 9(e) shall be amended by deleting the existing clause (ii) and adding a new clause (ii) to read as follows:

                      "(ii) default in making any payment of any interest on any such Indebtedness, regardless of any period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or";

               (iv) Section 9(f) shall be amended in its entirety by deleting paragraph (f) and adding a new Section 9(f) to read as follows:

                      "(f) (i)  the Company or any of its Subsidiaries shall
               commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, rehabilitation, custodianship, administration or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, administrative receiver, administrator, custodian, conservator "conciliateur", "mandataire ad hoc" or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above (a "Proceeding") which (A) results in the entry
                                    ----------
               of an order for relief or any such adjudication or appointment or
               (B) remains undismissed, undischarged or unbonded for a period of 30 days or, in the case of any Proceeding against any Foreign Subsidiary, if shorter, for the period which expires on the first date on which any such order for relief, adjudication or appointment can be made against such Foreign Subsidiary, or (C) requires the taking prior to the expiry of the period of 30 days after commencement of such Proceeding, of enforcement or other action by or on behalf of the Lenders which the Lenders (or any class of them) are only entitled to take following an Event of Default in order to oppose such case, proceeding or action and to protect the rights of the Lenders, or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process (an "Execution Proceeding") against all or any substantial part of
                --------------------
               its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal either within 30 days after the entry thereof or if earlier, in the case of any such Execution Proceeding against any Foreign Subsidiary, on or before the first date on which any final order for attachment, execution, distraint or similar process can be made under the law of any applicable jurisdiction; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
               (ii) or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or";

               (v) The last paragraph of Section 9 beginning with the word "then," following Section 9(l) shall be amended by replacing the existing clause (A) and adding a new clause (A) to read as follows:

                      "(A) if such event is an Event of Default specified in
               clause (i) or (ii) of paragraph (f) above concerning a case, proceeding or action commenced by or against any Borrower or Borrowers, automatically the Commitments shall immediately terminate with respect to each Borrower and the Loans (with accrued interest thereon) and all other amounts owing from the Borrower or Borrowers the subject of the case, proceeding or other action described in clause (i) or (ii) of paragraph (f) above, under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable but not as against any other Borrower or Borrowers not the subject of such case, proceeding or other action described in clause (i) or (ii) of paragraph (f) above, and";

               (vi) The last paragraph of Section 9 following Section 9(l) shall be amended by deleting the label "(B)" and adding in its place the label "(C)" and inserting immediately before such label "(C)" a new clause (B) to read as follows:

                      "(B) if such event is an Event of Default specified in
               clause (i) or (ii) of paragraph (f) above with respect to the other Borrower or Borrowers not the subject of such case, proceeding or other action described in clause (i) or (ii) or paragraph (f) above, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to such Borrower or Borrowers, declare the Loans of such Borrower or Borrowers hereunder (with accrued interest thereon) and all other amounts owing under the Credit Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letter of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, and".

          (g)  Amendments to Section 10.  Section 10.1 of the Credit Agreement
               ------------------------
shall be amended as follows:

               (i)  The following new Section 10.1(c) shall be added after
          Section 10.1(b) of the Credit Agreement:

                    "(c)  In addition to the guarantee provided for in Section
               10(a) above, each of the Domestic Subsidiary Guarantors hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Tranche B Term Loan Lenders and their respective affiliates (with respect to Tranche B Term Loans made to the Company) and the Revolving Credit Lenders and their respective affiliates (with respect to Revolving Credit Loans made to, and Letters of Credit issued for the account of, the Company), the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Domestic Obligations, and each of the Domestic Subsidiary Guarantors further agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or such Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Section 10. Without limiting the generality of the foregoing, each of the Domestic Subsidiary Guarantor's liability shall extend to all amounts that constitute part of the Domestic Obligations and would be owed by the Company but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company. The guarantee contained in this Section 10, subject to Section 10.5, shall remain in full force and effect until the Domestic Obligations are paid in full, notwithstanding that from time to time prior thereto the Company may be free from any Domestic Obligations.";

               (ii) Section 10.1 shall be amended by adding the following language after Section 10.1(c):

                    "Notwithstanding anything to the contrary contained herein or in any other Loan Document, (a) the guarantee contained in this Section 10 and under the other Loan Documents by any Subsidiary of the Company shall not extend to any amount of Foreign Obligations or Domestic Obligations that constitutes a refinancing of "Acquired Indebtedness" as defined in the Senior 10% Note Indenture and was not permitted to be incurred under
               Section 4.03(a) of the Senior 10% Note Indenture, other than pursuant to clause (vii) of the second paragraph thereof, except to the extent that such Subsidiary was an obligor on such Acquired Indebtedness, (b) the maximum liability of each Domestic Subsidiary Guarantor under this Section 10 and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors and (c) the maximum aggregate liability under the guarantee contained in this Section 10 and under the other Loan Documents of any Guarantors added pursuant to the Third Amendment shall in no event exceed $101,000,000. In determining the application of the foregoing limit in (c) above, nothing shall prevent the Lenders from claiming under the guarantees in any order that they elect, and the Lenders shall not be obligated to release any remaining guarantees or any excess proceeds of any such claims until the proceeds of such claims have been applied in satisfaction of the maximum amount permitted pursuant to subsection (c) above.";

               (iii) Section 10.3 shall be amended by inserting immediately after the words "surrendered or released" and immediately before the period new language to read as follows:

                       "and shall not be affected by any such modification,
               supplement or termination of this Agreement or any Loan Document or other documents executed and delivered in connection herewith or therewith save as expressly stated in the relevant modification, supplement or termination document".

          (h)  Amendments to Section 11.  Section 11 of the Credit Agreement
               ------------------------
shall be amended as follows:

               (i) Section 11.11 shall be amended by deleting the section in its entirety and adding a new Section 11.11 to read as follows:

                       "11.11. Power of Attorney. To the extent permitted by
                               -----------------
               applicable law, each Lender hereby grants to the Administrative Agent an irrevocable power of attorney, with full power of substitution and with full authority to take any and all steps and actions in such Lender's name and on behalf of such Lender as may be necessary or appropriate, in the reasonable determination of the Administrative Agent (together with such other powers as are reasonably incidental thereto) to: (i) execute and deliver any Security Document that may be necessary or appropriate, in the reasonable determination of the Administrative Agent, under the provisions of this Agreement and the other Loan Documents;
               (ii) take any and all other actions necessary or desirable, in the opinion of the Administrative Agent, for the execution and delivery of, acceptance, perfection, formalisation and if applicable, recording with the relevant registry, of any Security Document as well as any other security interest which may be created in order to secure the Obligations; (iii) amend, add to, expand, correct or supplement any Security Documents (already existing or to be created) to secure the Obligations, as well as any other security interest which may be created in order to secure the Obligations, (iv) hold, maintain and apply the collateral under the Security Documents, as well as under any other security interest which may be created in order to secure the Obligations; (v) formalise this Agreement or any other Loan Document or Security Document as a public deed before a Spanish Public Notary, as well as to make such amendments, additions, supplements or corrections to the aforementioned public deeds as it may, to its sole and reasonable discretion, deem necessary or appropriate; and (vi) to take any and all other actions necessary or appropriate, in the opinion of the Administrative Agent, for the enforcement of servicing of the Loan Documents, including in particular, if applicable, the enforcement of the Security Documents.

                    None of the powers hereby conferred upon the Administrative Agent shall subject the Administrative Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall they confer any obligations upon the Administrative Agent in any manner whatsoever.";

                    (ii)    Section 11 shall be amended by adding a new Section
          11.13 to read as follows:

                            "11.13. Declaration of Trust (Treuhand) and
                                    -----------------------------------
                    Appointment as Administrator. (a) The Administrative Agent
                    ----------------------------
                    shall: (i) hold any Lien or security interest which is governed by German law and is assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred to it under a non-accessory security right (nicht akzessorische Sicherheit) pursuant to any of the Collateral Documents or otherwise for the purpose of securing any of the obligations secured thereunder as trustee (Treuhander) for the benefit of the Lenders; and
                    (ii) administer any Lien or security interest (if any) which is pledged (Verpfandung) or otherwise transferred under an accessory security right (akzessorische Sicherheit) to it and/or the Lenders pursuant to any of the Collateral Documents or otherwise for the purpose of securing any of the Obligations secured thereunder and each Lender authorizes the Administrative Agent to accept as its representative (Stellvertreter) any pledge or other creation of any other accessory right made to such Lender, and shall act in relation to the Lien and security interests in accordance with the terms and subject to the conditions of this Agreement and the other Loan Documents. Each Lender hereby ratifies and approves all acts done, the Collateral Agreement by the Administrative Agent on such Lender's behalf before execution thereof.

                    (b) It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognize or give effect to the trust (Treuhand) expressed to be created by this Section 11.13, the relationship of the Lender to the Administrative Agent in relation to any Lien or security interest governed by German law shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this Section 12.7 shall have full force and effect between the parties hereto.

          (c) The Administrative Agent is, and any sub-agent or successor shall be, exempt from any restrictions under (S) 181 of the German Civil Code (BGB).";

     (iii) Section 11 shall be amended by adding a new Section 11.14 to read as follows:

          "11.14.     French Attorney. If any French law security over
                     ----------------
               receivables pursuant to Article L.313-23 of the French Code monetaire et financier (the "Loi Dailly Assignment") is granted by a Subsidiary, the Administrative Agent will appoint a Lender or other Person that is a French bank or an EU licensed credit institution (a "French Attorney") to administer the enforcement proceedings on behalf of all the Lenders, in which event such French Attorney will have all the powers and authority of the Administrative Agent set out above in respect of such Loi Dailly Assignment.";

          (iv) Section 11 shall be amended by adding a new Section 11.15 to read as follows:

          "11.15.     Joint Creditor Rights.  Each of the Borrowers and
                      ---------------------
               Guarantors and each of the Lenders and the Agents (other than the Administrative Agent) agree that the Administrative Agent shall be the joint creditor (together with the relevant Lender or Agent) of each and every obligation of any Borrower or Guarantor towards the Lenders and the Agents (other than the Administrative Agent) under the Loan Documents and that the Administrative Agent will have the right to demand performance by the relevant Borrower or Guarantor of such obligations. However any discharge of such obligations to one of the Administrative Agent or Lender or other Agent shall to that extent discharge the corresponding obligation owed to the other.

               Without limiting the rights of the Administrative Agent against any Borrower or Guarantor, the Administrative Agent agrees with each other Lender and Agent on a several basis that it will not exercise its rights as joint creditor except with the consent of the relevant Lender or Agent and subject to the terms of the Collateral Agreement, save that it may take action in relation to the Security Documents as contemplated by the Loan Documents and the Collateral Agreement.".

          (i)  Amendments to Section 12.  Section 12 of the Credit Agreement
               ------------------------
shall be amended as follows:

               (i) Section 12.5 shall be amended by (A) deleting the expression "incurred during the Suspension Period" immediately after the parenthetical in clause (f), (B) deleting the period at the end of clause (f) and adding in its place a comma, and (C) adding immediately after such comma a new proviso to read as follows:

                      "provided that, if the Company considers any fees or
                       --------
               expenses of counsel or the financial advisor unreasonable, such fees or expenses shall be paid by the Company to the Administrative Agent and held in escrow by the Administrative Agent pending resolution with respect to the disputed amounts.";

               (ii) Section 12.6(c)(x) shall be amended by inserting immediately after the word "rights" and immediately before the words "and obligations" a new parenthetical to read as follows:

                      "(including the rights to any security interest or
               guarantee granted and/or to be granted in connection with this Agreement and/or the Loan Documents and/or the Collateral Agreement and/or with any of the obligations deriving therefrom)";

               (iii) Section 12.6 shall be amended by adding a new Section 12.6(h) to read as follows:

                      "(h) For the purposes of Article 1528 of the Spanish Civil
               Code, Article 1263 of the Italian Code, Article 1278 of the French Civil Code and any other applicable provision of any applicable law the parties agree that upon any transfer, assignment or novation made in compliance with this Agreement the security created or evidenced by the Security Documents shall be preserved for the benefit of the Assignee.";

               (iv) Section 12.6 shall be amended by adding a new Section 12.6(i) to read as follows:

                      "(i) The Persons to whom the Obligations purported to be
               secured by a Security Document are due, owing or incurred from time to time shall be entitled to benefit from the proceeds arising from enforcement of that Security Documents subject to the terms of this Agreement and any other applicable Loan Document. The assignment of the interest held by any of the Agents and the Lenders from time to time party to any Loan Document is not to be construed as a waiver, resignation or an abandonment of any right, title or interest of the Assignor or the Assignee to the Security Documents.";

               (v) Section 12.7(a) shall be amended by inserting immediately after the expression "Section 9(f)" and before the comma the following language:

                      "or any other circumstance pursuant to Section 9 which
               causes any of the Loans under the Credit Agreement to become immediately due and payable";

               (vi) Section 12.7(c) shall be amended by deleting the word "Foreign" wherever it occurs in paragraph (c).

          (j)  Amendments to Exhibit D. Exhibit D to the Credit Agreement shall
               -----------------------
be inserted in the form of Exhibit A attached hereto.

          (k)  Amendments to Exhibit K.  Exhibit K to the Credit Agreement shall
               -----------------------
be amended as follows:

               (i) Exhibit K shall be amended by adding a new paragraph 8 to read as follows:

                      "8.   The Assignee hereby expressly consents to the
               declarations of the Administrative Agent made on behalf and in the name of the Assignee as "Future Pledgee" in the Security Documents governed by German law (and "Future Pledgee" shall bear
                                                      --------------
               the meaning given to such term in such Security Documents). The Assignee confirms that it is aware of the contents of the Security Documents governed by German law.";

               (ii) Exhibit K shall be amended by adding a new paragraph 9 to read as follows:

                      "9.   For the purpose of Article 1528 of the Spanish Civil
               Code, Article 1263 of the Italian Civil Code, Article 1278 of the French Civil Code and any other applicable provision of any applicable law, the parties agree that upon any transfer, assignment or novation made in compliance with the Credit and Guarantee Agreement the security created or evidenced by the Security Documents will be preserved for the benefit of the Assignee and each other Lender.";

               (iii) Exhibit K shall be amended by adding a new paragraph 10 to read as follows:

                      "10.  A copy of this Assignment and Acceptance shall be
               notified to the Company (on behalf of the Borrowers) and, in accordance with Article 1690 of the French Civil Code, to any Subsidiary of the Company incorporated under French law which is a Borrower, has granted any Lien pursuant to a Security Document or is a French Guarantor and the Assignee shall benefit from all of the Assignor's rights under the Security Documents.".

          (l)  Amendments to Schedule 10.1. Schedule 10.1 to the Credit
               ---------------------------
Agreement shall be amended as follows:

               (i) Schedule 10.1 shall be amended by deleting in its entirety the existing paragraphs (i) and (ii) under the heading "German
                                                                  ------
          Guarantees" and adding new language in its place to read as follows:
          ----------

                    "In respect of any Guarantor constituted in the form of a
               GmbH (Gesellschaft mit beschraenkter Haftung) or GmbH & Co. KG (Kommanditgesellschaft) under the laws of the Federal Republic of Germany, to the extent that the obligations guaranteed represent those of the direct or indirect holding company of such Guarantor, or another Subsidiary of such direct or indirect holding company of such Guarantor, its liability under Section 10 and under any indemnities contained elsewhere in this Agreement or the other Loan Documents or the Collateral Agreement shall at no time require the direct or indirect payment of any monies and/or the performance of any obligations to the extent that the payment of such monies to the Lenders and/or the performance of such obligations vis-a-vis the Lenders, would be considered as a repayment of share capital prohibited by Sections 30 and 31 of the German Limited Liability Companies Act (GmbH-Gesetz).

                    In respect of any Guarantor constituted in the form of an AG
               (Aktiengesellschaft) under the laws of the Federal Republic of Germany, to the extent that the obligations guaranteed represent those of the direct or indirect holding company of such Guarantor, or another Subsidiary of the holding company of such Guarantor, its liability under Section 10 and under any indemnities contained elsewhere in this Agreement or the other Loan Documents or the Collateral Agreement shall at no time require the direct or indirect payment of any monies and/or the performance of any obligations to the extent that the payment of such monies to the Lenders and/or the performance of such obligations vis-a-vis the Lenders, would be in violation of Sections 57 and/or 71 and/or 71a of the German Stock Corporation Act (Aktiengesetz).";

               (ii) Schedule 10.1 shall be amended by deleting in its entirety the existing paragraph under the heading "French Guarantees" and
                                                    -----------------
          adding new language in its place to read as follows:

                    "The liability of each Guarantor incorporated under the laws of France under the guarantee contained in Section 10 (a "French
                                                                         ------
               Guarantor"):
               ---------

               (i) shall not include any liability which would, if incurred, constitute the provision of financial assistance as defined by article L.225-216 of the French Code de commerce for the acquisition or the refinancing of the acquisition of its shares; and (ii) shall be limited (other than to the extent the liability is in respect of the obligations of a subsidiary of the French Guarantor) to the greater of:

               (a) the equivalent in Euros of the Loans (plus any accrued interest thereon, commissions, costs and fees) made available to any Borrower under all the Facilities on the date on which such Loans are made available, to the extent that such Loans have been borrowed by, or on lent by the relevant Borrower to, such French Guarantor; or

               (b) 70% of the Net Asset Value of such French Guarantor calculated and certified by the statutory auditors of such French Guarantor on the basis of the last audited financial statements available at the date on which demand is made on it pursuant to
               Section 10.1 of this Agreement.

                    "Net Asset Value" of a French Guarantor means the capitaux propres of such French Guarantor as defined by the provisions of French accounting laws, decrees and regulations. A certificate of the statutory auditors of a French Guarantor as to the Net Asset Value shall be prime facie evidence as to the amount to which it relates.";

               (iii) Schedule 10.1 shall be amended by deleting in its entirety the paragraph under the heading "Italian Guarantees" and adding in its
                                           ------------------
          place new language to read as follows:

               "(i)   Each Guarantor incorporated under the laws of Italy
          (together the "Italian Guarantors") agrees to be bound by the terms
                         ------------------
          herein, which it hereby acknowledges to have read completely and to know and accept, subject to the limitations contained in the subsection (ii) below.

          (ii) Notwithstanding any provision in this Agreement to the contrary, each Italian Guarantor's liability as a Guarantor under the Guarantee provided for in Section 10.1 shall:

                    (A) constitute a direct Guarantee Obligation of that Italian
               Guarantor to each of the Lenders; and

(B)                           be limited to the lesser of:

                         1. a maximum amount equal to the excess, if any, of amounts owed by such Italian Guarantor to the Company and/or any of its Subsidiaries other than such Italian Guarantor and its Subsidiaries, including accounts payable of and intercompany loans made to such Italian Guarantor, over amounts owed to such Italian Guarantor by the Company and/or any of its Subsidiaries other than such Italian Guarantor and its Subsidiaries, including accounts receivable of and intercompany loans made by such Italian Guarantor; or

                            2. a maximum amount legally permissible and specified by the relevant Italian Guarantor to the Administrative Agent and accepted by the Administrative Agent by January 11, 2002.

               (iii) Each of the Italian Guarantors represents and warrants that the Guarantee Obligation undertaken by it under Section 10 in favor of the Lenders bestows a direct corporate benefit upon it and has been duly approved by its board of directors with unanimous consent.";

               (iv) Schedule 10.1 shall be amended by deleting in its entirety the paragraph under the heading "Spanish Guarantees" and adding in its
                                           ------------------
          place new language to read as follows:

                      "The guarantees and indemnities given by each Guarantor
               incorporated under the laws of Spain (a "Spanish Guarantor")
                                                        -----------------
               shall be limited as follows:

               (a) Such Spanish Guarantor shall not in any circumstances incur obligations which would give rise to breach of the provisions of Spanish law relating to restrictions on the provision of financial assistance in connection with the acquisition of shares; and

               (b) Such Spanish Guarantor shall guarantee only amounts owed under the Facilities up to the a maximum amount legally permissible and specified by the relevant Spanish Guarantor to the Administrative Agent and accepted by the Administrative Agent by January 11, 2002.

               (c) Each of the Spanish Guarantors represents and warrants that the Guarantee Obligation undertaken by it under this Agreement in favour of the Lenders has been entered into for its benefit and in furtherance of its specific corporate interest and purpose.".

               (v) Schedule 10.1 shall be amended by deleting in its entirety the paragraph under the heading "Belgian Guarantees" and adding in its
                                           ------------------
          place new language to read as follows:

                      "The liability of each Guarantor incorporated under the
               laws of Belgium (a "Belgian Guarantor") shall not include any
                                   -----------------
               liability which would constitute unlawful financial assistance (as determined in Article 629 of Belgian Company Code) and shall be limited, for each Belgian Guarantor, to the greater of:

                      (i) the facilities (plus any accrued interest thereon, commissions costs and fees) made available to any Borrower under this Agreement on the date on which such facilities are made available, to the extent that such facilities have been on lent by the relevant Borrower to such Belgian Guarantor; or

                      (ii) 80% of the greater of:

                           (a) the Adjusted Net Assets (as defined hereafter) of such Belgian Guarantor calculated and certified by the statutory auditors of such Belgian Guarantor on the basis of the last audited accounts available at the date hereof; and

                           (b) the Adjusted Net Assets (as defined hereafter) of such Belgian Guarantor calculated and certified by the statutory auditors of such Belgian Guarantor on the basis of the last audited accounts available at the date of the relevant payment hereunder.

                      For these purposes, "Adjusted Net Assets" of a Belgian
                                           -------------------
               Guarantor means the greater of (1) the amount by which the book value of the total assets of such Belgian Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, but excluding liabilities under the guarantee contained in Section 10 including accrued interest at such date and (2) the amount by which the present fair saleable value of the total assets of such Belgian Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts, excluding debt liabilities under the guarantee contained in Section 10 as they become absolute and matured.

                      In case the Belgian Guarantor does not have at any
               relevant time for the purpose of calculation of its liabilities under the guarantee contained in Section 10 a statutory auditor, an auditor ad hoc will be appointed, whom must be a member of the Belgian Institute of Auditors (Instituut der Bedrijfsrevisoren), to audit the accounts referred to in this Schedule 10.1 "Belgian Guarantees" section."

               (vi) Schedule 10.1 shall be amended by inserting a new paragraph:

               "Dutch Guarantees
                ----------------

                      The obligations of each Guarantor incorporated under the
               laws of the Netherlands (a "Netherlands Guarantor") under the
                                           ---------------------
               guarantee contained in Section 10 shall be limited to the extent, and only to the extent, that such Netherlands Guarantor proves, to the satisfaction of the Administrative Agent, that by assuming such obligations, the objects of the Netherlands Guarantor as referred to in Section 7 of Book 2 of the Dutch Civil Code have been exceeded. "

               (vii) Schedule 10.1 shall be amended by deleting in its entirety the paragraph under the heading "Polish Guarantees" and adding in its
                                           -----------------
          place new language to read as follows:

                      "No Guarantor incorporated under the laws of Poland (a
               "Polish Guarantor") will, by executing this Agreement, assume any
               -----------------
               liability if a
               foreign exchange permit from the National Bank of Poland would be required for it to assume such liability until such time as the relevant foreign exchange permit or an opinion or decision of the National Bank of Poland confirming that the foreign exchange permit is not required has been obtained."

               (viii) Schedule 10.1 shall be amended by deleting in its entirety the paragraph headed "Danish Guarantees" and adding in its
                                         -----------------
          place new language to read as follows:

                    "The liability of each Guarantor incorporated under the laws of Denmark (a "Danish Guarantor") shall not include any liability which would constitute unlawful financial assistance (as determined in Articles 115 and 115a of the Danish Companies Act ("Aktieselskabsloven" as amended from time to time)) and shall at all times be limited so that the liability of such Danish Guarantor shall at no time require the payment of any monies which:

                    (i) results in it being unable to honor its other financial obligations to its other creditors at such time as they are due for payment, the position of such creditors to be determined under Danish law;

                    (ii) constitutes a violation of Danish bankruptcy law, the Danish Companies Act and its regulations on financial assistance; or

                    (iii) is an amount in excess of the lower of (a) the equity of Exide Danmark A/S at the time the Third Amendment was entered into and (b) the equity of Exide Danmark A/S at the time of enforcement."

               (ix) Schedule 10.1 shall be amended by deleting in its entirety the paragraph headed "Swedish Guarantees" and adding in its place the
                                ------------------
          following new language:

                    "The liability of each of Tudor AB and Gemala Sweden AB
               under this Agreement shall be limited as set out in the respective minutes kept at the shareholder's meeting with the shareholders of each of Tudor AB and Gemala Sweden AB authorizing, inter alia, the entering into of the Third Amendment, and otherwise shall not exceed the maximum liability which each of Tudor AB and Gemala Sweden AB is permitted to incur hereunder under Swedish law."

               (x) Schedule 10.1 shall be amended by deleting in its entirety the paragraph headed "Portuguese Guarantees" and adding in its place
                                ---------------------
          the following new language:

                    "The conditions upon which Sociedade Portuguesa do
               Acumulador Tudor, S.A. accepts to underwrite the present contract as a Guarantor are as follows:

                    a) that the limit of the guarantee does not exceed PTE 1,000,000,000 (one thousand million escudos); and

                    b) that the board of directors of Sociedad Espanola del Acumulador Tudor, S.A. has resolved that Sociedad Espanola del Acumulador Tudor, S.A. will guarantee to Sociedade Portuguesa do Acumulador Tudor, S.A.: (i) that the existing terms and conditions of sale, including prices, of the products which Sociedad Espanola del Acumulador Tudor, S.A. sells to Sociedade Portuguesa do Acumulador Tudor, S.A. will not be changed, including any increase in prices, for the duration of the guarantee, with the exception of any exceptional change of circumstances, as well as (ii) that it will assume the costs and responsibilities related to the products sold to Sociedade Portuguesa do Acumulador Tudor, S.A. used by it as replacements of defective batteries in excess of 2% of its annual sales to it; as well as (iii) that it reduces the average delivery period of the products supplied to Sociedade Portuguesa do Acumulador Tudor, S.A. from the existing 45 days to 30 days for ordinary deliveries and an even shorter period for urgent orders at no additional cost.

               The undertakings of Sociedad Espanola del Accumulador Tudor referred to above are further confirmed to Sociedade Portuguesa do Accumulador Tudor, S.A. by the minutes of the board of directors of Sociedad Espanola del Acumulador Tudor S.A., by virtue of the entry into this Agreement by Sociedad Espanola del Accumulador Tudor S.A."

          SECTION 3.  Amendments to Amended and Restated Collateral Agreement.
                      -------------------------------------------------------
On the Effective Date (as hereinafter defined) the Amended and Restated Collateral Agreement (the "Collateral Agreement") shall be amended as follows:
                           --------------------

          (a)  Amendments to Section 1.1.  The definition of "Pledged Stock" of
               -------------------------                      -------------
Section 1.1 of the Collateral Agreement shall be amended in its entirety to read as follows:

                "Pledged Stock": the shares of Capital Stock listed on Schedule
                 -------------                                         --------
     2 together with any other shares, stock certificates, options or rights of
     -
     any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, the Company while this Agreement is in effect."

          (b)  Amendments to Schedule 2.  Schedule 2 to the Collateral Agreement
               ------------------------   ----------
shall be amended by adding a new "Pledged Stock" section to read in the form of
Schedule IV attached hereto.

          SECTION 4.  Waiver.  Subject to the occurrence of the Effective Date
                      ------
(as hereinafter defined), solely for the period commencing on the Effective Date through April 12, 2002 (the "Waiver Termination Date"), the Lenders hereby agree
                             -----------------------
to waive the requirements of

Section 8.1 (as amended and restated by the First Amendment) for FQ3 2002 and FQ4 2002. On the Waiver Termination Date, without any further action by the Administrative Agent and the Lenders, all of the terms and provisions set forth in the Credit Agreement that are waived hereunder shall have the same force and effect as if this Amendment had not been entered into by the parties hereto, and the Administrative Agent and the Lenders shall have all of the rights and remedies afforded to them under the Credit Agreement as though no waiver had been granted by them hereunder and any Defaults or Events of Default that otherwise would have occurred through and until the Waiver Termination Date shall be in existence unless otherwise expressly waived.

              SECTION 5.  Conditions to Effectiveness.  This Amendment shall be
                          ---------------------------
effective on the date on which all of the following conditions precedent have been satisfied (the "Effective Date"):
                     --------------

          (a) The Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of each Loan Party party to the Credit Agreement and the Collateral Agreement, provided that the
                                                   --------
Administrative Agent may permit Industria Composizioni Stampate SPA to execute and deliver this Amendment on or before January 11, 2002 if the Company demonstrates to the satisfaction of the Administrative Agent that it is legally impracticable to execute and deliver this Amendment on the Effective Date.

          (b) The Company shall have paid all accrued fees and expenses of the Administrative Agent in connection with this Amendment, including but not limited to the accrued fees described in Section 3.2, the portion of the Amendment Fee and the Administrative Agent's Fee payable on the Effective Date, the unpaid portion of the amendment fee in connection with the Second Amendment and fees and expenses of counsel and financial advisor to the Administrative Agent and the Steering Committee, provided that, if the Company considers any
                                  --------
fees or expenses of counsel or the financial advisor unreasonable, such fees or expenses shall be paid by the Company to the Administrative Agent and held in escrow by the Administrative Agent pending resolution with respect to the disputed amounts.

          (c) After giving effect to the Amendment, no Default or Event of Default shall have occurred and be continuing, and the representations and warranties contained in each of the Loan Documents shall be correct in all material respects as though made on and as of the Effective Date.

          (d) The Administrative Agent shall have received a certificate of the Chief Financial Officer of the Borrower confirming satisfaction of the conditions specified in paragraph (c) above.

          (e) The Administrative Agent shall have received favorable legal opinions, with respect to the transactions contemplated by this Amendment which have been consummated on or before the Effective Date, by Kirkland & Ellis, counsel to the Company, in form and substance satisfactory to the Administrative Agent, including without limitation, opinions that the transactions contemplated by this Amendment and the Credit Agreement as amended hereby do not conflict with the Convertible Notes, the Senior 10% Notes or the DM Notes.

          (f) The Company shall have provided the most recent environmental appraisals prepared by independent environmental consultants for the Company and its Subsidiaries, together with a summary of any material changes since September 2000.

          (g)  The Administrative Agent shall have received certified copies of
(i) the resolutions of the Board of Directors of (A) the Company approving this Amendment and the matters contemplated hereby and thereby and (B) each Guarantor evidencing approval of this Amendment and the matters contemplated hereby and thereby and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the matters contemplated hereby and thereby.

          (h) The Company shall have pledged: (a) 35% of the stock of Exide Holding Europe S.A., in addition to the stock already pledged, and (b) 35% of the stock of Exide Holding Asia PTE Limited, in addition to the stock already pledged.

          (i) The Company shall have executed mortgages with respect to each of the properties listed on Schedule II hereto.

          (j) The Company shall have caused its Subsidiaries to execute the guarantees and pledge agreements with respect to the capital stock of the Subsidiaries set forth on Schedule V, provided, that, the Administrative Agent
                                      --------
may agree that any such guarantee or pledge agreement may be delivered on or before January 11, 2002 if the Company informs the Administrative Agent that delivery on the Effective Date is impracticable.

          (k) Each Domestic Subsidiary of the Company, other than Dixie Metals Company, Refined Metals Corporation, Exide Illinois, Inc. and Exide U.S. Funding Corporation, shall have executed the Domestic Subsidiary Collateral Agreement substantially in the form of Exhibit B hereto.

          (l) Each Domestic Subsidiary Guarantor shall have executed a Domestic Obligations Guarantor Joinder Agreement, attached as Exhibit A hereto.

          (m) The Company shall have given notice to the Trustee of the Convertible Notes and the Senior 10% Notes that the Credit Agreement is the "Credit Agreement" under the Convertible Notes and Senior 10% Notes Indentures.

          (n) The Administrative Agent shall have received a complete and accurate list of the assets of the Foreign Subsidiaries of the Company in respect of which security interests can be created without violation of, causing a default under, requiring prepayment of or triggering any mandatory option to purchase with respect to any Contractual Obligation, provided that, the
                                                     --------
Administrative Agent may agree that any such list of assets may be delivered and supplemented, if necessary, on or before January 11, 2002 if the Company informs the Administrative Agent that delivery on the Effective Date is impracticable.

              SECTION 6.  Post-Effective Date Conditions.  The Company shall be
                          ------------------------------
required to comply with the following conditions on or before January 11, 2002:

          (a) The Administrative Agent shall have received certificates, representing the shares of capital stock pledged pursuant to the Collateral Agreement and any pledge agreement, together with an undated stock power for each such certificate executed in blank.

          (b) The Company shall provide a letter to the Lenders stating that the Company and its Subsidiaries have taken such corporate action and re-executed or amended such collateral documents and guarantees and complied with the requests for information, in each case to the satisfaction of the Administrative Agent.

          (c) The Company shall have caused its Subsidiaries to execute the additional guarantees and pledge agreements with respect to the capital stock of the Subsidiaries set forth on Schedule VI hereto, provided that, in the event
                                                  --------
that the Company confirms to the Administrative Agent by January 11, 2002, that it will provide alternative collateral and guarantee arrangements satisfactory to the Administrative Agent in its sole discretion, the Administrative Agent may waive the obligation of Industria Composizioni Stampate SPA and Exide Italia SRL to execute the additional guarantees and pledge agreements specified for such Subsidiaries on Schedule VI hereto.

          (d) Each Italian Guarantor and each Spanish Guarantor shall have specified to the satisfaction of the Administrative Agent the maximum amount of such Guarantor's liability legally permissible for it as a Guarantor.

          (e) The Company and the Domestic Subsidiary Guarantors shall have recorded such additional mortgages as the Administrative Agent may request, determined in the sole discretion of the Administrative Agent, with respect to the properties of the Company or the Domestic Subsidiary Guarantors, respectively.

          (f) The Administrative Agent shall have received favorable legal opinions with respect to the transactions contemplated by this Amendment which have been consummated on or before January 11, 2002 and with respect to the guarantees and pledge agreements described in Schedules V and VI hereto, in form and substance satisfactory to the Administrative Agent.

          (g) The Company shall have delivered evidence satisfactory to the Lenders confirming that Deta Akkumulatorenwerk GMBH and Mareg Accumulatoren GMBH have been merged and cease to exist.

          (h) The Company shall advise the Administrative Agent by January 11, 2002 whether it is practicable and desirable to consummate the mergers of GNB Technologies S.A. and GNB Technologies N.V. referred to in Section 7(h). If the Company determines that such mergers are practicable and desirable, the Company shall consummate them as promptly as practicable in light of legal constraints in local jurisdictions. If, however, the Company advises the Administrative Agent that either of such mergers is not practicable or desirable, the Company shall cause each of its Subsidiaries that hold intercompany receivables from GNB Technologies

S.A. or GNB Technologies N.V., or both, as the case may be, to grant effective security over such receivables by January 31, 2002.

          SECTION 7.  Representations and Warranties.  To induce the Lenders
                      ------------------------------
parties hereto to enter into this Amendment, each of the Borrowers hereby represents and warrants to the Administrative Agent and all of the Lenders the following:

          (a) The execution, delivery and performance by each Loan Party of any of the Amendment Documents and Loan Documents to which it is a party, as amended hereby, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or bylaws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to such Loan Party, or (iii) conflict with or result in the breach of, or constitute a default under, any Contractual Obligation of the Company or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably expected to have a Material Adverse Effect.

          (b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required to be obtained by the Loan Parties in connection with the execution and delivery, or performance by any Loan Party of any of its obligations under, any Amendment Document to which it is a party.

          (c) Each Amendment Document has been duly executed and delivered by each Loan Party party thereto, and is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally.

          (d) No Loan Party has an existing claim against any Lender Party arising out of, relating to or in connection with the Loan Documents.

          (e) No Loan Party is in breach of, or in default under, the Convertible Notes, Senior 10% Notes or DM Notes or any other Contractual Obligation, binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, where the consequence of such default is to confer rights upon any person against the Company or any of its Subsidiaries which, if exercised, can be reasonably expected to have a Material Adverse Effect.

          (f) Set forth on Schedule I hereto is a complete and accurate list of all real property owned by the Company or any of its Domestic Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, and state. The Company or its Domestic Subsidiaries has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

          (g) Set forth on Schedule III hereto is a list of all Subsidiaries and the percentage ownership interest of the Company or any Subsidiary therein as of the Effective Date. The shares of capital stock or other ownership interests so indicated on Schedule III are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

          (h) The Company is investigating the potential merger of GNB Technologies S.A. into Compagnie Europeene D'Accumulateurs S.A. and GNB Technologies N.V. into Exide Automotive S.A.

          (i) The collateral value (comprised of accounts receivable, inventory and property, plants and equipment) of Spitfire Batteries Limited does not exceed $700,000, excluding intercompany items.

          (j) The representations and warranties made by each of the Borrowers in the Loan Documents are true and correct in all material respects on and as of the date hereof, after giving effect to the effectiveness of this Amendment, as if made on and as of the date hereof.

          SECTION 8.  Reference to and Effect on the Loan Documents.
                      ---------------------------------------------

          (a) On and after the Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes and the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended and otherwise modified hereby.

          (b) The Credit Agreement and each of the other Loan Documents, except to the extent of the amendments and other modifications specifically provided above, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender Party or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          SECTION 9.  Amendment Fee; Other Fees.  The Company shall pay to
                      -------------------------
the Administrative Agent (a) the Amendment Fee equal to 0.25% of the Aggregate Exposure of each Lender which executes and delivers this Third Amendment and Waiver to the Loan Documents by December 21, 2001 (provided, that, the
                                                   --------  ----
Administrative Agent may, in its discretion, extend this deadline until December 27, 2001 for the benefit of any Lender which is unable to deliver a signature page by December 21, 2001 but which has indicated in writing or electronic mail to the Administrative Agent by December 21, 2001 that it has recommended approval of the Amendment), payable for the account of each such Lender in accordance with the schedule described in Section 3.2(g) of the Credit Agreement, (b) the Administrative Agent's Fee in the amount of $300,000, payable on the Effective Date, and (c) the Collateral Monitoring Fee in the amount of $200,000, payable on January 31, 2002.

          SECTION 10. Affirmation of Loan Documents.  Each Loan Party hereby
                      -----------------------------
consents to the modification of the Credit Agreement effected hereby and hereby acknowledges and agrees that the obligations of such Loan Party contained in the Loan Documents as modified hereby are, and shall remain, in full force and effect.

          SECTION 11. GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND
                      -------------
OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          SECTION 12. Waiver of Jury Trial.  Each of the Company, the Subsidiary
                      --------------------
Guarantors, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment and Waiver or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

          SECTION 13. Execution in Counterparts.  This Amendment may be executed
                      -------------------------
by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          SECTION 14. Costs and Expenses.  The Borrower hereby agrees to pay all
                      ------------------
reasonable costs and expenses associated with the preparation, execution, delivery, administration, and enforcement of this Amendment, including, without limitation, the fees and expenses of the Administrative Agent's counsel (including local counsel in foreign jurisdictions) and financial advisor and the out-of-pocket expenses of the Steering Committee (whether incurred prior to or after the Effective Date). The Company shall also be required to pay all costs associated with any field examinations requested by the Administrative Agent. In addition, the Company agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, including, without limitation, fee and expenses of counsel and financial advisor, and out-of-pocket expenses of the Steering Committee in connection with any continuing work of the Administrative Agent and the Steering Committee relating to the Company and the Loan Documents, provided that, if the Company considers any of the fees or expenses of counsel
--------
or the financial advisor as described in this Section 14 unreasonable, such fees or expenses shall be paid by the Company to the Administrative Agent and held in escrow by the Administrative Agent pending resolution with respect to the disputed amounts.


        [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                              EXIDE TECHNOLOGIES, as a Borrower and as a
                                Guarantor

                              By:___________________________________
                                 Name:
                                 Title:

                              EXIDE HOLDING EUROPE S.A.
                              COMPAGNIE EUROPEENNE D'ACCUMULATEURS S.A.
                              EURO EXIDE CORPORATION LIMITED
                              SOCIEDAD ESPANOLA DEL ACUMULADOR TUDOR S.A.
                                 TUDOR A.B.
                              CMP BATTERIJEN B.V.
                              CMP BATTERIES LIMITED
                              DEUTSCHE EXIDE STANDBY GMBH
                              DEUTSCHE EXIDE GMBH
                              MERCOLEC TUDOR B.V.,

                              each as a Borrowing Subsidiary and as a Guarantor


                              By:__________________________________
                                 Name:
                                 Title:

                              DEUTSCHE EXIDE STANDBY GMBH
                              FULMEN IBERICA S.L.
                              CMP BATTERIES LIMITED
                              CMP BATTERIJEN B.V.
                              CMP BATTERIJEN N.V.
                              EXIDE AUTOMOTIVE BATTERIE GMBH
                              HAGEN BATTERIE AG
                              INDUSTRIA COMPOSIZIONI STAMPATE S.P.A.
                              HAGEN BATTERIJEN B.V.
                              ELECTRO MERCANTIL INDUSTRIAL S.L.
                              EXIDE (DAGENHAM) LIMITED
                              EXIDE FRANCE S.A.S.
                              FULMEN UK LIMITED
                              EXIDE HOLDINGS LIMITED
                              EXIDE AUTOMOTIVE S.A.
                              SOCIEDADE PORTUGUESA DO ACUMULADOR TUDOR S.A. EXIDE DANMARK A/S
                              GEMALA SWEDEN AB
                              CENTRA S.A.
                              FRIEMANN & WOLF BATTERIETECHNIK GMBH
                              EXIDE SONNAK A/S
                              EXIDE AUTOMOTIVE B.V.
                              EXIDE BATTERIES LIMITED
                              B.I.G. BATTERIES LIMITED
                              EXIDE LENDING LIMITED

                              each as a Guarantor, subject to the limitations,
                                 if any, contained in Section 10.1

                              By: ___________________________________
                                  Name:
                                  Title:

                              EXIDE DELAWARE, LLC
                              GNB BATTERY TECHNOLOGIES JAPAN, INC.
                              ROYAL BATTERY DISTRIBUTORS, LLC

                              Each as a Guarantor, subject to the limitations, if any, contained in Section 10.1


                              By:______________________________________
                                 Name:
                                 Title:


                              By:______________________________________
                                 Name:
                                 Title:

                              CREDIT SUISSE FIRST BOSTON, as Administrative
                              Agent


                              By:__________________________________
                                 Name:
                                 Title:

                              By:__________________________________
                                 Name:
                                 Title:

                              Lenders


                              _____________________________________
                              [PRINT NAME OF LENDER]


                              By:__________________________________
                                 Name:
                                 Title: